NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES SETTLEMENT OF LAWSUIT WITH THE U.S. DEPARTMENT OF LABOR

NEW YORK, NEW YORK (August 1, 2007) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced a settlement of the lawsuit that had been filed against Griffin and its subsidiary, Imperial Nurseries, Inc. (“Imperial”) by the United States Department of Labor (the “DOL”). The suit sought back wages of approximately $40,000 on behalf of 27 migrant workers who worked at Imperial’s Connecticut farm in 2006. The workers were employees of Pro Tree Forestry Services ("Pro Tree"), a farm labor contractor previously used by Imperial. Because Pro Tree refused to pay the back wages due their employees, Imperial agreed to pay approximately $40,000 in back wages as part of an agreement with the DOL in which Imperial did not admit liability. Imperial was surprised to hear the allegations that Pro Tree was not paying its employees adequately. As soon as Imperial became aware of the allegations last year, Imperial terminated its contract with Pro Tree.

Griffin operates a real estate business, Griffin Land, and Imperial, its landscape nursery business. Griffin also has investments in Centaur Media, plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.